Exhibit 3.1
CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
XM SATELLITE RADIO HOLDINGS INC.
WITH AND INTO
XM SATELLITE RADIO INC.
(Pursuant to Section 253 of the
General Corporation Law of the State of Delaware)
          XM Satellite Radio Holdings Inc., a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the merger (the “Merger”) of the Company with and into XM Satellite Radio Inc., a Delaware corporation (“XMSR”), with XMSR remaining as the surviving corporation:
          FIRST: The Company and XMSR are incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”).
          SECOND: The Company owns all of the outstanding shares of capital stock of XMSR, which capital stock consists only of common stock, par value $0.10 per share, of XMSR.
          THIRD: The Board of Directors of the Company (the “Board”), by the following resolutions duly adopted on April 14, 2010, determined to merge the Company with and into XMSR pursuant to Section 253 of the DGCL:
     RESOLVED, that the Board now deems it advisable and in the best interest of the Company and its stockholder that the Company be merged with and into XM Satellite Radio Inc., a Delaware corporation (“XMSR”), pursuant to and in accordance with Section 253 of the DGCL (the “Merger”), with XMSR remaining as the surviving corporation (the “Surviving Company”) of the Merger, and that all of the rights, privileges, powers and franchises of the Company be transferred to, and all of its restrictions, disabilities and duties be assumed by, the Surviving Company; and it is further
     RESOLVED, that in accordance with Section 103(d) of the DGCL, the Merger shall become effective at the time of filing of a Certificate of Ownership and Merger for the purpose of effecting the Merger with the Secretary of State of the State of Delaware or at such subsequent time or date as shall be specified and set forth therein (the “Effective Time”); and it is further
     RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock of the Company shall be converted into and shall become one share of common stock of the Surviving Company, held by the person who was the holder of such share of common stock of the Company immediately prior to the Merger; and it is further

     RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of capital stock of XMSR shall be canceled and no consideration shall be issued in respect thereof; and it is further
     RESOLVED, that the Restated Certificate of Incorporation of XMSR as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Company; and it is further
     RESOLVED, that, at the Effective Time, the Amended and Restated Bylaws of XMSR as in effect immediately prior to the Effective Time shall continue in full force and effect as the Bylaws of the Surviving Company; and it is further
     RESOLVED, that the officers of XMSR as they exist at the Effective Time shall be the officers of the Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified; and it is further
     RESOLVED, that the directors of XMSR as they exist at the Effective Time shall be the directors of the Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified; and it is further
     RESOLVED, that the Merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), that the Merger is hereby approved and adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code and that any action that is necessary to effect such tax treatment be, and hereby is, authorized and approved; and it is further
     RESOLVED, that any officer of the Company be, and each of them hereby is, authorized and directed to make, execute and acknowledge, in the name and on behalf of the Company, a Certificate of Ownership and Merger for the purpose of effecting the Merger and to file the same in the office of the Secretary of State of the State of Delaware, and to do all other acts and things that may be necessary to carry out and effectuate the purpose and intent of the foregoing resolutions relating to the Merger.
          FOURTH: The Merger has been approved by the written consent of the sole stockholder of the Company.

          IN WITNESS WHEREOF, the Company has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer this 14th day of April, 2010.

XM SATELLITE RADIO HOLDINGS INC.
/s/ Patrick L. Donnelly
Patrick L. Donnelly
Secretary

[Signature page to Certificate of Ownership and Merger]